Exhibit 41

                               JOINT PRESS RELEASE
                               -------------------
                         OLIMPIA S.P.A. AND HOPA S.P.A.
                         ------------------------------


                  EXECUTED CONTRACT BETWEEN OLIMPIA, OLIMPIA'S
                             SHAREHOLDERS AND HOPA


Milan, 21 February 2003 - Olimpia Spa, its shareholders (Pirelli Spa, Edizione Holding Spa / Edizione Finance International Sa, Banca Intesa Spa, Unicredito Italiano Spa) and Hopa Spa, executed today the definitive contract reflecting the agreement reached on December 19, 2002.

A copy of the definitive contract (in Italian) will be posted on the internet site www.pirelli.com in the next few days. As previously announced, the definitive contract provides for the broadening of Olimpia's shareholder base and a consequent strengthening of its financial structure through the merger of Holy (a company 100% controlled by Hopa) into Olimpia.

Also as previously announced, the merger must be approved by the respective shareholders of Olimpia and Hopa. Appropriate shareholder meetings have been convened for this purpose.